AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000

                                                      Registration No. 333-69847

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Post-Effective Amendment No. 2 to
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PYR ENERGY CORPORATION
    -----------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-4580642
             -----------------------------------------------------
                      (I.R.S. Employer Identification No.)

                            1675 Broadway, Suite 1150
                             Denver, Colorado 80202
                                 (303) 825-3748
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              D. Scott Singdahlsen
                            1675 Broadway, Suite 1150
                                Denver, CO 80202
                                 (303) 825-3748
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

                       ----------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities And Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       PROSPECTUS DATED SEPTEMBER 25, 2000
                              SUBJECT TO COMPLETION

                                                             SELLING STOCKHOLDER
                                                                      PROSPECTUS

                             PYR ENERGY CORPORATION
                        4,601,991 shares of common stock

     This prospectus relates to the transfer of up to 4,601,991 shares of common stock of PYR Energy Corporation by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will receive proceeds from the exercise, if any, of warrants to purchase common stock held by the selling stockholders. The shares consist of the following:

     o Up to 3,752,182 shares of common stock that have been or may be issued to certain selling stockholders when they convert our convertible preferred stock or that previously were issued in payment of interest or dividends;

     o Up to 408,143 additional shares that may be issued to pay dividends on the preferred stock;

     o 266,666 shares issued in exchange for interests in oil and gas leases and seismic data;

     o Up to 175,000 shares that may be issued to two of the selling stockholders when they exercise warrants to purchase common stock.

     The selling stockholders have not entered into any underwriting arrangements nor have any of the selling stockholders indicated that they actually will sell any shares. If any shares are sold, the prices at which the selling stockholders sell the common stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the common stock. The selling stockholders may transfer some or all of the common stock in exchange for consideration other than cash, or for no consideration, in the selling stockholders' sole discretion. This prospectus may be used by the selling stockholders to transfer the common stock to affiliates of the selling stockholders.

     Our common stock is quoted on the American Stock Exchange under the symbol "PYR". On September 22, 2000, the closing price of the common stock was $6.00 per share.

     Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 7.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September __, 2000

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................7

OFFERING BY SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION....................10

LEGAL MATTERS................................................................16

EXPERTS......................................................................16

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
     INDEMNIFICATION.........................................................16

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY
     STATEMENTS..............................................................17

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION................................17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................17

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. You should carefully read this entire prospectus, including the "Risk Factors" section, as well as the information incorporated by reference into this prospectus.

The Company                 We apply advanced seismic and computer aided
                            exploration technology to systematically explore for and exploit onshore domestic natural gas and oil accumulations. Our main activities are concentrated in the western part of the United States.

Recent Developments         In May 1997, we and other working interest owners
                            commenced drilling on our first exploration well - the Bellevue #1-17 on our East Lost Hills prospect.
                            On November 23, 1998, the East Lost Hills prospect well blew out and ignited after having reached a depth of approximately 17,600 feet out of targeted total depth of 19,000 feet. A relief well, the Bellevue #1-17R, began drilling on December 18,
                            1998. On May 29, 1999, the relief well successfully killed, and the operator plugged and abandoned, the original well bore. The Bellevue #1-17R was then used to successfully sidetrack a replacement well back into the target reservoir. At the time completion operations began, Berkley Petroleum, Inc.
                            (a wholly owned subsidiary of Berkley Petroleum
                            Corporation (BKP.TO) ("Berkley")) of Calgary, had taken over as operator. The Bellevue 1-17R well was production tested in December and flowed gas at rates ranging between 1.3 and 5.0 MMCFPD. Condensate and water was also obtained d analysis indicated that only the uppermost sand unit encountered in 1-17R was contributing to the flow. The uncemented production liner in 1-17R makes stimulation efforts very difficult, hence the participants have decided to review the options of either a sidetrack of 1-17R in order to redrill the Temblor section, or to drill a new well from surface.

                            On August 26, 1999, the participants in this prospect commenced drilling a second well at East Lost Hills to further explore the Temblor Formation. The Berkley ELH #1 well is approximately two miles to the northwest of the original well. In order to have a better chance to reach total depth, a drilling rig capable of drilling to 30,000 feet was brought in to drill this well. On April 12, 2000, Berkley reported that this well had reached a depth of 19,724 feet. The open hole section extending from 18,280 feet to total depth was wire line logged and it was determined that a total of 2,474 feet of the Temblor Formation had been penetrated. Completion operations commenced, which included running a production liner to total depth.

                            Production testing commenced on May 28, 2000 and was completed on June 16, 2000. Operations are underway to build wellsite facilities and a transportation pipeline in order to connect this well for production. Actual production from this well is anticipated to begin by December 1, 2000.

                            The participants commenced drilling the Berkley ELH #2 step-out well on July 11, 2000, located approximately 1.5 miles northwest of the Berkley ELH #1 well. The ELH #2 currently is drilling at a depth of approximately 17,000 feet, with total depth targeted to be 17,400 feet.

                            In October and November 1998, we issued $2.5 million of convertible promissory notes in a private placement to some of the selling stockholders. These notes automatically converted into 25,000 shares of our Series A convertible preferred stock with a total face amount of $2,500,000 upon the authorization of the preferred stock by our stockholders in April 1999. The convertible preferred stock is convertible into common stock at the rate of one share of common stock for each $.60 of face amount of Series A preferred stock (166.67 shares of common stock for each $100 face amount of preferred stock). Also in October 1998, we issued 266,666 shares of common stock in exchange for oil and gas leases and seismic data that three of the selling stockholders transferred to us. This prospectus will be used by the selling stockholders to sell the common stock that they received or may receive after they convert their Series A preferred stock into common stock.

                            We were introduced to investors who purchased a majority of the convertible notes by William Forster. In connection with that introduction, we paid Mr. Forster a finder's fee of $45,000 and issued to entities designated by Mr. Forster warrants to purchase 175,000 shares of common stock at an exercise price of $.75 per share. The transfer of these shares of common stock is covered by this prospectus.

                            On June 19, 2000, the participants at East Lost Hills commenced drilling the Berkley ELH #3 well. This well is designed to test a geologically separate structure than the structure encountered by our drilling activities thus far at East Lost Hills. The well is currently drilling at a depth of approximately 14,100 feet, toward its total projected depth of approximately 18,000 feet.

                            In April 1999, we purchased working interests, ranging from 3.0% to 3.75% in three additional deep Temblor exploration projects in the San Joaquin Basin of California. These projects are called Cal Canal, Lucky Dog and Pyramid Power. Our interest will be carried (non-cost bearing) "through the tanks" in the initial test well in each of the three separate exploration prospects. The first exploration well in the program (Cal Canal) began drilling on June 15, 1999 and is operated by Berkley. This well was drilled to 18,100 feet. Completion operations commenced on January 20, 2000. Non-commercial hydrocarbon flow rates were obtained from the initial perforated 10 foot zone in the lower McDonald. Several additional zones remain to be tested in the Temblor, McDonald and upper McDonald. Participants have decided to defer further completion or deepening of the existing well bore until information regarding reservoir quality and performance is obtained from additional on-g Joaquin basin.

                            On May 14, 1999, we completed a private placement resulting in receipt of $7,000,000 (less commissions, fees and related expenses of approximately $100,000) of funding through the sale of 4,375,000 shares of common stock and 437,500 5-year warrants to purchase an additional share of common stock at a price of $2.50. The warrants are immediately exercisable, and all warrants expire on May 14, 2004. We may, upon 30-days' notice, repurchase any remaining outstanding warrants for $.001 per warrant at any time after the weighted average trading price of the common stock has been at least $6.00 for a 45-day period.

                            On May 25, 2000, we completed a private placement resulting in receipt of $715,000 (less fees and expenses of approximately $10,000) of funding through the sale of units at $32.50 per unit, with each unit consisting of ten shares of common stock and a warrant to purchase one share of common stock at a price of $4.25. The warrants are immediately exercisable and all warrants expire on May 24, 2003. We may, upon 30 days' notice, repurchase any remaining outstanding warrants for $.001 per warrant at any time after the weighted average trading price of the common stock has been at least $7.50 for a 30-day period.

                            On August 3, 2000, we completed a private placement resulting in receipt of $9,450,000 (less fees and expenses of approximately $450,000) of funding through the sale of units at $17.50 per unit, with each unit consisting of five shares of common stock and a warrant to purchase one share of common stock at a price of $4.80. The warrants are immediately exercisable and all warrants expire on July 31, 2003. We may, upon 30 days notice, repurchase any remaining outstanding warrants for $.001 per warrant at any time after the weighted average trading price of the common stock has been at least $10.00 for a 30 consecutive trading day period.

The Offering                Should they elect to do so, the selling stockholders
                            may sell a total of 4,601,991 shares of common stock. These shares consist of the following:

                               o Up to 3,752,182 shares of common stock that have been or may be issued to certain selling stockholders when they convert our convertible preferred stock or that previously were issued in payment of interest or dividends;

                               o Up to 408,143 additional shares that may be issued to pay dividends on the preferred stock;

                               o   266,666 shares issued in exchange for
                                   interests in oil and gas leases and seismic data;

                               o Up to 175,000 shares that may be issued to two of the selling stockholders when they exercise warrants to purchase common stock.

                            Additional shares may be issued to the selling stockholders to comply with anti-dilution provisions of the Series A preferred stock. These additional shares also may be sold by the selling stockholders under this prospectus.

                            The common stock may be sold at market prices or other negotiated prices. The selling stockholders have not entered into any underwriting arrangements for the sale of the shares.

                            We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds of $.75, per share upon the exercise, if any, by selling stockholders of warrants to purchase up to 175,000 shares of common stock.

Company Offices             Our offices are located at 1675 Broadway, Suite
                            1150, Denver, Colorado 80202, telephone number (303)
                            825-3748.

                                  RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning the company in addition to the other information in this prospectus.

We have a limited operating history.
------------------------------------

     We have a limited operating history since we started in the oil and gas business in 1996. The development of our business will require substantial expenditures. Our future financial results will depend primarily on our ability to locate oil and gas and other hydrocarbons economically in commercial quantities, provide drilling site and target depth recommendations resulting in profitable productive wells, and on the market prices for oil and natural gas. We cannot predict that our future operations will be profitable.

Oil and gas prices are highly volatile.
---------------------------------------

     Even if we are able to discover or acquire oil and gas production, of which there is no assurance, our revenues, profitability and liquidity will be highly dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Current price levels may not be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our business.

The oil and gas business is speculative in nature.
--------------------------------------------------

     Sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of our gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could negatively affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact on us could be substantial because we would incur expenses without receiving revenues from sales of production.

We depend on industry alliances.
--------------------------------

     We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of established companies. If we were not able to form these industry alliances, our ability to fully implement our business plan could be limited. This could have a material, negative effect on our business.

Our non-operator status limits our control over our oil and gas related projects.
-----------------------------------------------------------------------

     We focus primarily on providing seismic imaging and analysis and rely upon other project participants to provide and complete all other project operations and responsibilities including operating, drilling, marketing and project administration. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside of our area of expertise and project responsibilities. These factors include: (1) the availability of favorable term leases and required permitting for projects, (2) the availability of future capital resources by us and the other participants for the purchasing of leases and the drilling of wells, (3) the approval of other participants to the purchasing of leases and the drilling of wells on the projects, and (4) the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas. Our reliance on other project participants and our limited ability to directly control certain project costs could have a material negative effect on our receipt of expected rates of return on our investment in certain projects.

We may not discover reserves.
-----------------------------

     Our future success is dependent upon our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or conducts successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of hydrocarbons in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at low reserve replacement costs. We have not yet established any oil and gas production, and have not booked any proved reserves.

We need additional funding to sustain our operations.
-----------------------------------------------------

     We anticipate that we will need additional funding to sustain our operations for our oil and gas exploration plans. In October and November 1998, we closed a private placement resulting in a gross capital infusion of $2,500,000 from various investors. In May 1999, we completed an additional private placement resulting in a gross capital infusion of $7,000,000. In May 2000, we completed an additional private placement resulting in gross proceeds of $715,000. In August 2000, we completed an additional private offering resulting in gross proceeds of $9,450,000. We do not have a steady source of revenue to provide funding to sustain operations. The availability of a reliable source of revenue to sustain our operations is beyond our control.

Our exploratory drilling activities are costly and may not be profitable.
-------------------------------------------------------------------------

     Exploration for oil and natural gas is a speculative business involving a high degree of risk, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors. These include unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Our expenditures on oil and natural gas properties could result in discoveries of oil or natural gas in commercial quantities. Some or all of its test wells, as a consequence, may not ultimately be developed into producing wells and may be abandoned. If this is the case, we will have incurred expenses for the abandoned well without receiving any revenues from that well.

Our insurance may not be sufficient to cover all our operations.
----------------------------------------------------------------

     The nature of the oil and gas business involves a variety of risks. These include the risks of operating hazards such as fires, explosions, cratering, blowouts, such as the blowout at the exploratory well in which we have an interest in East Lost Hills, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We expect to maintain insurance against some, but not all, of these risks in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position.

Many of our competitors have more resources than we do.
-------------------------------------------------------

     We compete in the areas of oil and gas exploration with other companies. Many of these competitors may have substantially larger financial and other resources than we do. From time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and to delays in operations that could have a material adverse effect on our business. We may therefore not be able to acquire desirable properties or equipment required to develop its properties. Problems of this nature also could prevent us from producing any oil and natural gas we discover at the rate we desire to do so.

Technology changes could put us at a competitive disadvantage.
--------------------------------------------------------------

     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas finding companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently utilize or implement may become obsolete in the future. If this occurs, our business could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business could be materially and adversely affected.

Government regulations could hurt our business.
-----------------------------------------------

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Although we intend to be in compliance with applicable environmental and other government laws and regulations, we cannot guarantee that significant costs for compliance will not be incurred in the future. The November 1998 blowout of the East Lost Hills exploratory well in which we have an interest raises a number of these risks. Although a majority of the costs associated with the blow out have been covered by insurance policies in effect when the blow out occurred, a portion of the claims have not yet been reimbursed through one of the insurance policies. The Company has advanced approximately $430,500 for its proportionate share of the claims in order that these claims be paid directly to the claimants. The Company believes that most, if not all, of these claims will ultimately be reimbursed through insurance proceeds.

Our operating results may vary significantly.
---------------------------------------------

     Our operating results, as a start-up company in the oil and gas industry, may vary significantly during any financial period. These variations may be caused by significant periods of time between each of our discoveries and developments, if any, of oil or natural gas properties in commercial quantities. These variations may also be caused by the volatility associated with oil and gas prices.

A possible growth in management could have an adverse effect on our business.
-----------------------------------------------------------------------------

     Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

We depend on key employees.
---------------------------

     We are highly dependent on the services of D. Scott Singdahlsen, our Chief Executive Officer and President, Andrew P. Calerich, our Chief Financial Officer, and our other geological and geophysical staff members. The loss of the services of any of them could hurt our business. We do not have an employment contract with Mr. Singdahlsen, Mr. Calerich or any other employee.

Our business may be limited.
----------------------------

     We currently are pursuing only the oil and gas exploration business. Although we are involved in other oil and gas projects, we are concentrating the majority of our initial oil and gas exploration efforts in the San Joaquin Basin. We are involved in eight separate and distinct projects in the San Joaquin Basin, but our exploration efforts are concentrated in this same general area and this lack of diverse business operations subjects us to a high degree of concentration of risks. Our future success may depend upon our success in discovering and developing oil and gas in commercial quantities on our San Joaquin properties and upon the general economic success of the oil and gas industry.

            OFFERING BY SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

Shares Offered
--------------

     We are registering the transfer by the selling stockholders of up to 4,601,991 shares of common stock. These shares consist of the following:

     o Up to 3,752,182 shares of common stock that have been or may be issued to certain selling stockholders when they convert our convertible preferred stock or that previously were issued in payment of interest or dividends;

     o Up to 408,143 additional shares that may be issued to pay dividends on the preferred stock;

     o 266,666 shares issued in exchange for interests in oil and gas leases and seismic data;

     o Up to 175,000 shares that may be issued to two of the selling stockholders when they exercise warrants to purchase common stock.

     Additional shares may be issued to the selling stockholders to comply with anti-dilution provisions of the Series A preferred stock. These additional shares also may be sold by the selling stockholders under this prospectus.

Plan Of Distribution
--------------------

     The selling stockholders may transfer their common stock at the prices that they are able to obtain in the market or in negotiated transactions. We will not receive any proceeds form the transfer of the common stock by the selling stockholders.

     It is anticipated that the selling stockholders will offer the common stock in direct sales to private persons and in open market transactions. The selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts or other compensation by the selling stockholders. The selling stockholders also may pledge as collateral for loans Series A preferred stock and/or common stock to be issued upon conversion of those securities. This prospectus may be used by the lender to receives the pledge of those securities to sell shares of common stock if a loan is not repaid. The selling stockholders have informed us that they have not entered into any underwriting arrangement or other agreements with brokers to transfer any or all of the common stock offered under this prospectus.

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling stockholders have agreed to indemnify each other, underwriters, if any, their controlling persons and others against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

Relationships Of Selling Stockholders To Us
-------------------------------------------

     In November 1998, we completed the sale of convertible promissory notes in the total amount of $2,500,000 in a private placement transaction pursuant to exemptions from federal and state registration requirements. These notes were automatically converted into Series A preferred stock in April 1999. Victory Oil Company purchased $1.0 million of notes, and parties related to Whittier Energy Company purchased $500,000 of notes. The remaining $1.0 million of notes were sold to other investors.

     In connection with the sale of the notes, we agreed to add S.L. Hutchison and Bryce W. Rhodes to our Board of Directors. Pursuant to this agreement, Messrs. Hutchison and Rhodes were nominated and elected as directors at the annual meeting of stockholders held in April 1999 pursuant to this agreement. Mr. Hutchison is the Chief Financial Officer of Victory and Mr. Rhodes is a Vice President of Whittier Energy.

     As a condition to the sale of the notes, D. Scott Singdahlsen, who is an officer and director, and Robert B. Suydam, who was an officer and director and has retired from PYR Energy and resigned from our Board Of Directors, entered into a voting agreement with the purchasers of the notes. Pursuant to the voting agreement, Mr. Singdahlsen and Mr. Suydam each agreed, respectively, that he will vote all the shares of common stock owned by him in favor of the election of two nominees of the investors to serve on the Board Of Directors and for the re-election of those nominees or other nominees at any time that the aggregate percentage ownership of common equity of PYR Energy underlying the notes or Series A preferred stock owned by the investors is 20 percent or more of the outstanding common stock. Mr. Singdahlsen and Mr. Suydam are required to vote for only one nominee at any time after the aggregate percentage ownership of common equity of PYR Energy owned by the investors is less than 20 percent and greater than or equal to 10 percent of the outstanding common stock. The obligation of Mr. Singdahlsen and Mr. Suydam to vote for any nominees of the investors terminates at any time after the percentage ownership of common equity of PYR Energy owned by the investors is less than 10 percent of the outstanding common stock. Mr. Singdahlsen and Mr. Suydam are not required to vote for the designated board members at any time that the holders of the Series A preferred stock have the right voting separately as a class to elect those designated board members.

     Also as a condition to the investors' purchase of the notes, we entered into an agreement with Victory, Whittier Energy, and Catalina Properties Corporation pursuant to which Victory, Whittier Energy and Catalina contributed their interests in approximately 5,400 gross acres of leasehold as well as access to 39 square miles of existing of 3-D seismic data adjoining the Company's Southeast Maricopa "Stevens" Exploration Project in California. As consideration for these interests, we issued 106,666 shares to Victory, 80,000 to Whittier Energy, and 80,000 to Catalina, for an aggregate of 266,666 shares.

     We were introduced to Victory and Whittier Energy by William Forster. In connection with Mr. Forster's introduction, we paid Mr. Forster a finder's fee of $45,000 and issued to two of the selling stockholders, as designated by Mr. Forster, warrants to purchase up to 175,000 shares of our common stock at an exercise price of $.75 per share until October 26, 2003. At Mr. Forster's request, these warrants were delivered to Kerlin Capital Group, LLC and Greyledge Mojave LLC . This prospectus may be used in connection with the transfer of the shares that will be issued if the warrants are exercised.

     Other than as described in this section, there are no material relationships between any of the selling stockholders and any of our officers, directors, predecessors or affiliates.

Selling Stockholders
--------------------

     The following table sets forth the name of each selling stockholder, the number of shares of common stock held by each selling stockholder before this offering (including shares issuable upon the conversion of the Notes and the exercise of the warrants), the number of shares of common stock to be sold by each selling stockholder, and the number of shares owned by each selling stockholder after this offering.

                                        Number Of                                         Percentage
                                        Shares Of                                         Of Common
                                        Common Stock    Number Of       Number Of         Stock Owned
                                        Owned Before    Shares To Be    Shares Owned      After
Name                                    Offering (1)    Offered (1)     After Offering    Offering
----                                    ------------    -----------     --------------    --------
Victory Oil Company                      2,843,711       1,919,127         924,584           4.9%

Whittier Energy Company                    163,750          80,000          83,750            *

Catalina Properties Corporation             80,000          80,000               0            *

Adventure Seekers Travel, Inc.              64,230          64,230               0            *


                                       12


                                        Number Of                                         Percentage
                                        Shares Of                                         Of Common
                                        Common Stock    Number Of       Number Of         Stock Owned
                                        Owned Before    Shares To Be    Shares Owned      After
Name                                    Offering (1)    Offered (1)     After Offering    Offering
----                                    ------------    -----------     --------------    --------
S.L. Hutchison                             127,348         102,348          25,000            *

Dan T. Reiner                              723,949         380,199         343,750           1.8%

Whittier Trust Company,                    117,238         117,238               0            *
Trustee, Laura-Lee Woods
UDT 2/15/66

Crown Hill Trust                           666,249         391,249         275,000           1.4%

Victor Frandsen                            181,830         150,580          31,250            *

Whittier Trust Company,                     22,639          22,639               0            *
Trustee, Laura-Lee Whittier
Woods UDT 12/30/82

Whittier Trust Company,                     38,810          38,810               0            *
Trustee, Leland Whittier Woods
UDT 12/30/82

Whittier Trust Company, Trustee,             4,446           4,446               0            *
Laure Louise Woods UDT 9/30/66

Whittier Trust Company, Trustee,            38,810          38,810               0            *
Laure Louise Woods UDT 12/30/82

Whittier Trust Company, Trustee,             5,659           5,659               0            *
Kimberly Ann Osborn UDT
12/30/82

Whittier Trust Company, Trustee,            40,426          40,426               0            *
Marcia Woodward Hodges UDT
2/15/66

Whittier Trust Company, Trustee,            14,956          14,956               0            *
Brett Edward Hodges UDT
12/30/82

Whittier Trust Company, Trustee,            14,554          14,554               0            *
Sharon Whittier Hodges UDT
12/30/82

Whittier Trust Company, Trustee,            48,513          48,513               0            *
Winifred Woodward Rhodes UDT
2/15/66

Whittier Trust Company, Trustee,            11,723          11,723               0            *
Bryce Rhodes UDT 12/30/82

Whittier Trust Company, Trustee,             7,277           7,277               0            *
Joanne W. Blokker UDT 2/15/66

Whittier Trust Company, Trustee,             8,409           8,409               0            *
Joanne W. Blokker UDT 12/22/66

Whittier Trust Company, Trustee,             2,426           2,426               0            *
Johan Frederick Blokker UDT
12/30/82

Whittier Trust Company, Trustee,             3,233           3,233               0            *
Joan Ellen Solaini UDT 12/30/82

Whittier Trust Company, Trustee,             3,233           3,233               0            *
Diane K. Solaini UDT 12/30/82


                                       13


                                        Number Of                                         Percentage
                                        Shares Of                                         Of Common
                                        Common Stock    Number Of       Number Of         Stock Owned
                                        Owned Before    Shares To Be    Shares Owned      After
Name                                    Offering (1)    Offered (1)     After Offering    Offering
----                                    ------------    -----------     --------------    --------
Whittier Trust Company, Trustee,             4,040           4,040               0            *
Anne E. Wright UDT 2/16/66

Whittier Trust Company, Trustee,             5,659           5,659               0            *
Anne E. Wright UDT 12/22/66

Whittier Trust Company, Trustee,             4,040           4,040               0            *
Mary E. Hook UDT 2/15/66

Whittier Trust Company, Trustee,             6,223           6,223               0            *
Mary K. Hook UDT 12/22/66

Whittier Trust Company of Nevada,           17,787          17,787               0            *
Trustee, Lucy Whittier UDT
12/30/82

Whittier Trust Company of Nevada,           36,787          36,787               0            *
Trustee, Peter Paul Whittier UDT
2/15/66

Whittier Trust Company of Nevada,            6,065           6,065               0            *
Trustee, Peter Paul Whittier UDT
12/30/82

Whittier Trust Company of Nevada,            3,396           3,396               0            *
Trustee, Cheyenna Lynn Whittier
UDT 12/30/82

Whittier Trust Company of Nevada,            6,550           6,550               0            *
Trustee, Amanda W. Duff UDT
12/30/82

Whittier Trust Company of Nevada,            6,065           6,065               0            *
Trustee, Paul Whittier Duff UDT
12/30/82

Whittier Trust Company of Nevada,           71,958          71,958               0            *
Trustee, Brian M. Hodges Trust 82

Whittier Trust Company of Nevada,            8,085           8,085               0            *
Trustee, Brian Mellor Hodges UDT
12/30/82

Whittier Trust Company of Nevada,            7,679           7,679               0            *
Trustee, Emery Wood Rhodes UDT
12/30/82

Whittier Trust Company of Nevada,            7,679           7,679               0            *
Trustee, Adam Jess Rhodes UDT
12/30/82

Whittier Trust Company of Nevada,            2,911           2,911               0            *
Trustee, Dominique Blokker UDT
12/30/82

Whittier Trust Company of Nevada,            2,989           2,989               0            *
Trustee, Donna Wynne Solaini UDT
12/30/82


                                       14


                                        Number Of                                         Percentage
                                        Shares Of                                         Of Common
                                        Common Stock    Number Of       Number Of         Stock Owned
                                        Owned Before    Shares To Be    Shares Owned      After
Name                                    Offering (1)    Offered (1)     After Offering    Offering
----                                    ------------    -----------     --------------    --------
Whittier Trust Company of Nevada,            2,989           2,989               0            *
Trustee, Donald Andrews Whittier
UDT 12/30/82

Whittier Trust Company of Nevada,            2,989           2,989               0            *
Trustee, Brian Edwin Whittier UDT
12/30/82

Whittier Trust Company of Nevada,            2,989           2,989               0            *
Trustee, Gale Roberts Whittier UDT
12/30/82

Whittier Trust Company of Nevada,            2,989           2,989               0            *
Trustee, Donja Blokker UDT
12/30/82

Whittier Trust Company, Agent,              11,273          11,273               0            *
 MHW Corp Bryce Rhodes

Whittier Trust Company of Nevada,           11,235          11,235               0            *
Agent, MHW Corp Terry Joyner

Whittier Trust Company, Agent,              11,235          11,235               0            *
MHW Corp Adam Rhodes

Whittier Trust Company of Nevada,           11,235          11,235               0            *
Agent, MHW Corp. Emery Rhodes

Whittier Trust Company, Agent,              11,235          11,235               0            *
MHW Corp Brett Hodges

Whittier Trust Company, Agent,              11,235          11,235               0            *
MHW Corp Sharon Bradford

Whittier Trust Company of Nevada,           11,235          11,235               0            *
Agent, MHW Corp Brian Hodges

Alan C. Johnson and Craig C                 42,553          42,553               0            *
Johnson, Trustees of ECJ Gift Trust
dated December 20, 1994

Eric C. Johnson and Craig C                 42,553          42,553               0            *
Johnson, Trustees of the CCJ Gift
Trust dated December 20, 1994

Eric C. Johnson and Craig C                 42,553          42,553               0            *
Johnson, Trustees of the ALJ Gift
Trust dated December 20, 1994

Eric C. Johnson and Craig C                 42,553          42,553               0            *
Johnson, Trustees of the ACJ Gift
Trust dated December 20, 1994

Mission Metroplex Inc.                      10,000          10,000               0            *

Kerlin Capital Group, LLC (2)               25,000          25,000               0            *

Greyledge Mojave LLC (2)                   150,000         150,000               0            *

Shares that may be issued to pay           408,143         408,143               0            *
interest or dividends (3)
                                         ---------       ---------       ---------      ---------

   TOTALS                                6,285,325       4,601,991       1,683,334
                                         =========       =========       =========

                                       15

----------
*Less than one percent.

(1) The number of shares of common stock to be sold assumes that all of the Series A preferred stock is converted into common stock, and that the selling stockholders sell all the shares of common stock received from the conversion.

(2) The number of shares to be sold by these two selling stockholders assumes that they exercise all of their warrants to purchase common stock, and that they sell all the shares of common stock received from the exercise of the warrants.

(3) We previously registered the transfer of up to a total of 500,000 shares of common stock issuable to the selling stockholders as payment of accrued interest on the notes or as dividends on the Series A preferred stock. As of September 18, 2000, we paid a total of 91,857 shares of common stock to the selling stockholders as payment of accrued interest on the notes or as dividends on the Series A preferred stock. To the extent that these shares are still held by the selling stockholders, they are included under the heading "Number Of Shares To Be Offered" in the table.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. Attorneys employed by that law firm beneficially own 31,750 shares of our common stock and warrants to purchase 1,875 shares of common stock.

                                     EXPERTS

     The financial statements appearing in our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Delaware law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Bylaws grant this indemnification to our officers and directors.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. The registration statement on Form S-3, along with any amendments, are referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

     o    450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o    7 World Trade Center, New York, New York 10048.

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 001-14462) pursuant to the Exchange Act are incorporated into this prospectus by reference:

     o    Our Annual Report on Form 10-KSB/A for the year ended August 31, 1999;

     o Our Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1999, February 29, 2000, and May 31, 2000;

     o Our Proxy Statement dated February 18, 2000 concerning our Annual Meeting of Stockholders held on March 13, 2000;

     o Our Current Reports on Form 8-K as filed with the SEC on December 13, 1999, January 18, 2000, January 28, 2000, April 17, 2000, April 20,
          2000, May 31, 2000, June 6, 2000, July 6, 2000, July 18, 2000, and
          August 7, 2000; and

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference Requests for copies should be directed to D. Scott Singdahlsen, President, PYR Energy Corporation, 1675 Broadway, Suite 1150, Denver, Colorado 80202, telephone number (303) 825-3748.

                                                 PYR ENERGY CORPORATION
                                            4,601,991 shares of common stock
------------------------------------


         TABLE OF CONTENTS

                                    Page
                                    ----

PROSPECTUS SUMMARY..................  3
RISK FACTORS........................  7
OFFERING BY SELLING STOCKHOLDERS
  AND PLAN OF DISTRIBUTION.......... 10
LEGAL MATTERS....................... 16
EXPERTS............................. 16
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION........... 16
DISCLOSURE REGARDING FORWARD-                   ________________________
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS............. 17            SELLING STOCKHOLDER
WHERE YOU CAN FIND MORE AVAILABLE                      PROSPECTUS
  INFORMATION....................... 17         ________________________
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE............ 17








                                                   September __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.
-----------------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

     Registration and filing fee .......................       $ 4,494 (1)
     Printing ..........................................       $ 6,000 (2)
     Accounting fees ...................................       $ 3,500 (2)
     Legal fees ........................................       $15,000 (2)
     Miscellaneous .....................................       $ 1,006 (2)
                                                               -------
     Total .............................................       $30,000 (2)
                                                               =======

----------

     (1)  Previously paid.
     (2)  Estimated.


Item 15. Indemnification Of Directors And Officers.
---------------------------------------------------

     The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its Certificate Of Incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends, stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . ."

     The Board Of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 16. Exhibits.
------------------

     The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number      Description
------      -----------

4.1 Specimen common stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended August 31, 1997.

5 Opinion of Patton Boggs LLP concerning the legality of the securities being registered.*

23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5).*

23.2        Consent of Wheeler Wasoff, P.C.

24.1        Power of Attorney (included in Part II of Registration Statement).*

----------

     *Previously filed.


Item 17. Undertakings.
----------------------

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on September 25, 2000.

                                         PYR ENERGY CORPORATION



                                         By: /s/ D. Scott Singdahlsen
                                         ----------------------------
                                         D. Scott Singdahlsen,
                                         Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

        Signatures                        Title                      Date
        ----------                        -----                      ----

/s/  D. Scott Singdahlsen     Chief Executive Officer
-------------------------     (Principal Executive Oficer);   September 25, 2000
D. Scott Singdahlsen          President; and Chairman Of The
                              Board

/s/  Keith F. Carney          Director                        September 25, 2000
-------------------------
Keith F. Carney

/s/  S.L. Hutchison           Director                        September 25, 2000
-------------------------
S.L. Hutchison


/s/  Bryce W. Rhodes          Director                        September 25, 2000
-------------------------
Bryce W. Rhodes


/s/  Andrew P. Calerich       Chief Financial Officer         September 25, 2000
-------------------------     (Principal Financial Officer
Andrew P. Calerich            and Principal Accounting
                              Officer); Vice President;
                              and Secretary

                                  EXHIBIT INDEX

     The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number      Description
------      -----------

4.1 Specimen common stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended August 31, 1997.

5 Opinion of Patton Boggs LLP concerning the legality of the securities being registered.*

23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5).*

23.2        Consent of Wheeler Wasoff, P.C.

24.1        Power of Attorney (included in Part II of Registration Statement).*

----------

     *Previously filed.